CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the "Registration Statement") of our reports dated July 15, 2011, relating to the financial statements and financial highlights which appear in the May 31, 2011 Annual Reports to Shareholders of U.S. Treasury Intermediate Fund, U.S. Treasury Long-Term Fund, and U.S.  Treasury Money Fund (comprising T. Rowe Price U.S. Treasury Funds, Inc.), which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm", "Report of Independent Registered Public Accounting Firm" and "Fund Service Providers" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Baltimore, Maryland
September 23, 2011